Exhibit 99.1


                   [COMMONWEALTH BANCORP, INC. LETTERHEAD]

For release:   IMMEDIATELY
Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189


COMMONWEALTH BANCORP, INC.  COMPLETES COMMON STOCK REPURCHASE AND
                ANNOUNCES NEW REPURCHASE PROGRAM

Norristown, PA, December 21, 2001  - Commonwealth Bancorp, Inc.
(NASDAQ: CMSB) announced today that it has completed its previously announced program to repurchase 500,000 shares of its outstanding common stock. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

With the completion of this program, the Company has purchased a total of 8.2 million of its common shares since the beginning of 1997, representing an investment of $148 million. The repurchases have been an important part of the Company's capital management strategy, which is directed towards achieving a capital structure appropriate for Commonwealth's businesses, while improving return on shareholders' equity.

The Company also announced today that its Board of Directors has authorized a new program to repurchase up to 500,000 shares, or approximately 5 percent, of its outstanding common stock. Repurchases under this new program are authorized to be made from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Commonwealth Bancorp, Inc., with consolidated assets of $1.8 billion, is the holding company for Commonwealth Bank, which has 59 branches throughout southeast Pennsylvania.